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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                            (Amendment No.   1  )*
                                           -----


                        Calypte Biomedical Corporation
         -------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   131722100
                   -----------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 7 Pages

-----------------------                                  ---------------------
  CUSIP No. 131722100                   13G                Page 2 of 7 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Suez Technology Fund/Guy H. Conger/Nancy D. Burrus/David E. Gold 98-0080610/###-##-####/###-##-####/###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Menlo Park, California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            75,952

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             75,952

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      75,952

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP No. 131722100                                          Page 3 of 7 Pages
---------------------                                      ---------------------

Item 1  (a) Name of Issuer:              Calypte Biomedical Corporation

        (b) Address of Issuer's          1440 Fourth Street
            Principal Executive          Berkeley, CA  94710
            Offices:

Item 2  (a) Names of Person Filing:      Suez Technology Fund

        (b) Address of Principal         2180 Sand Hill Road, Suite 450
            Business Offices:            Menlo Park, CA  94025

        (c) Citizenship:                 USA

        (d) Title of Class of            Common Stock
            Securities:

        (e) CUSIP Number:                0000899426


Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act

            (e) [ ] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

            (g) [ ] Parent Holding Company, in accordance with (S)240.13d-
                    1(b)(ii)(G) (Note: See Item 7)

            (h) [ ] Group, in accordance with (s)240.13d-1(b)(1)(ii)(H)

---------------------                                         ------------------
CUSIP No. 131722100                                           Page 4 of 7 Pages
---------------------                                         ------------------

Item 4      Ownership*

            (a) Amount Beneficially Owned:
                      Suez Technology Fund                               0
                      Guy H. Conger                                 75,592
                      Nancy D. Burrus                                    0
                      David E. Gold                                      0


            (b) Percent of Class:
                      Suez Technology Fund                               0
                      Guy H. Conger                                    0.6%
                      Nancy D. Burrus                                    0
                      David E. Gold                                      0

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                      Suez Technology Fund                               0
                      Guy H. Conger                                 75,592
                      Nancy D. Burrus                                    0
                      David E. Gold                                      0

                (ii)  shared power to vote or direct the vote:
                      Suez Technology Fund                               0
                      Guy H. Conger                                      0
                      Nancy D. Burrus                                    0
                      David E. Gold                                      0

                (iii) sole power to dispose or direct the
                      disposition of:
                      Suez Technology Fund                               0
                      Guy H. Conger                                 75,592
                      Nancy D. Burrus                                    0
                      David E. Gold                                      0

                (iv)  shared power to dispose or direct the
                      disposition of:
                      Suez Technology Fund                               0
                      Guy H. Conger                                      0
                      Nancy D. Burrus                                    0
                      David E. Gold                                      0

--------------
 * By virtue of the corporate relationships between Reporting Persons as described in Item 7, BAC (the parent company) may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. Similarly, higher tier BAC subsidiaries may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by lower tier BAC subsidiaries. The power to vote and to dispose of shares may be deemed to be shared between entities due to their corporate relationships.

------------------------                                 -----------------------
CUSIP No. 131722100                                         Page 5 of 7 Pages
------------------------                                 -----------------------

Item 5  Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6  Ownership of More than Five Percent on Behalf of Another
        Person.

        Not Applicable.

Item 7 Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not Applicable.

Item 8   Identification and Classification of Members of the Group.

         Not Applicable.

Item 9   Notice of Dissolution of Group.

         Not Applicable.

Item 10  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

---------------------                                       ------------------
CUSIP No. 131722100                                         Page 6 of 7 Pages
---------------------                                       ------------------

SIGNATURE
---------

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  June 1, 1998


/s/ Guy H. Conger
-----------------
    Signature

Suez Technology Fund
--------------------
     Name/Title

/s/ Guy H. Conger
-----------------
    Signature

Guy Conger/General Partner
--------------------------
     Name/Title

/s/ Nancy D. Burrus
-------------------
     Signature

Nancy D. Burrus/General Partner
-------------------------------
         Name/Title

/s/ David E. Gold
------------------
     Signature

David E. Gold/General Partner
-----------------------------
        Name/Title

-----------------------                                    ---------------------
CUSIP No. 131722100                                         Page 7 of 7 Pages
-----------------------                                    ---------------------

                                   EXHIBIT A



     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date:           6/1/98
      ------------------------------



SUEZ TECHNOLOGY FUND



By: /s/ Guy H. Conger
    --------------------------------
    Guy H. Conger, General Partner



By: /s/ Nancy D. Burrus
    --------------------------------
    Nancy D. Burrus, General Partner



By: /s/ David E. Gold
    --------------------------------
    David E. Gold, General Partner